Exhibit 10.6

August 11, 2004

David M. Brewer
590 Madison Avenue
21st Floor
New York, NY 10022

Dear David:

        At the meeting of Board of Directors (the “Board”) of Toreador Resources Corporation (the “Company”) held on May 16, 2002, the Board resolved to grant you a stock option for 29,500 shares of the Company’s common stock, effective February 14, 2002, at the price of $5.00 per share (the “Board Resolution”). However, for various reasons, the stock option was not granted at that time.

        On or about June 14, 2004, the Company granted you an option to purchase 29,500 shares of the Company’s common stock at a price of $5.50 per share (the “Option”). Although there was no formal consulting agreement between the Company and you, the Company determined at such time to grant you the Option in recognition of the consulting services you have previously provided to the Company regarding the Company’s French prospects and in light of the Board Resolution. The Option was granted in accordance with the terms of the 2002 Stock Option Plan Nonqualified Stock Option Agreement – Consultant dated as of June 14, 2004. By execution hereof, you hereby agree that the Option shall be deemed in full satisfaction of all obligations owing to you for any such previous consulting services and shall be deemed to relieve the Company from any obligation to you under the Board Resolution.

        Please acknowledge your agreement to the terms set forth in this letter by signing a copy of this letter in the space provided below, which shall be deemed effective as of June 14, 2004.

Very truly yours,

TOREADOR RESOURCES CORPORATION

By: /s/ G. Thomas Graves III
Name: G. Thomas Graves III
Title: President and CEO

Agreed and accepted as of June 14, 2004.

By:    /s/ David M. Brewer
          David M. Brewer